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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 Current Report

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): July 20, 2001

                             PARLUX FRAGRANCES, INC.
             (Exact name of registrant as specified in its charter)


              Delaware                   0-15491                  22-2562955
(State or other jurisdiction      (Commission File Number)    (I.R.S. Employer
     of incorporation)                                       Identification No.)


          3725 S.W. 30th Avenue
          Ft. Lauderdale, Florida                              33312
  (Address of principal executive offices)                   (Zip Code)

Registrant's telephone number, including area code: (954) 316-9008

                                 Not Applicable
          (Former name or former address, if changes since last report)

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                      INFORMATION TO BE INCLUDED IN REPORT



Item 5.  Other Events.

On July 20, 2001, Parlux Fragrances, Inc. and its wholly-owned subsidiary, Parlux Ltd. (together, the "Company"), entered into a three-year Revolving Credit and Security Agreement (the "Loan Agreement") with GMAC Commercial Credit LLC (GMACCC"). Under the Loan Agreement, the Company is able to borrow, depending on the availability of a borrowing base, on a revolving basis, up to $20 million at an interest rate of 1.0% in excess of the Bank of New York's prime rate or LIBOR plus 3.75%, at the Company's option. The Loan Agreement contains provisions to reduce both rates by a maximum of 1.0% or increase both rates by a maximum of .5% based on a ratio of funded debt to EBITDA.

Substantially, all of the Company's domestic assets collateralize this borrowing. The Loan Agreement contains customary events of default and covenants which prohibit, among other items, incurring additional indebtedness in excess of a specified amount, paying dividends, creating liens, and engaging in mergers and acquisitions without the prior consent of GMACCC. The Loan Agreement also contains certain financial covenants relating to net worth, interest coverage and other customary financial ratios.

Item 7.  Financial Statements and Exhibits.

Exhibit 4.30 Revolving Credit and Security Agreement, dated July 20, 2001, between the Company and GMAC Commercial Credit LLC.



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SIGNATURES
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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




PARLUX FRAGRANCES, INC.




    /s/ Frank A. Buttacavoli
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Frank A. Buttacavoli, Executive Vice President, Chief Operating Officer,
Chief Financial Officer and Director



Date:    July 26, 2001



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                                  EXHIBIT INDEX



Exhibit                                                               Sequential
Number   Description                                                    Page No.
------   -----------                                                    -------


4.30     Revolving Credit and Security Agreement, dated July 20, 2001,
         between the Company and GMAC Commercial Credit LLC               5







                                       4